Exhibit 99.5

5th JULY 2023

EXOR N.V.

GUSTAV MAHLERPLEIN 25A,

AMSTERDAM,

1082MS

NETHERLANDS

Custody Agreement

Professional Clients

Execution Page

These Terms of Business (“Terms”) are dated: 5th JULY 2023

Between:

Goldman Sachs International (“GS”)1; and

EXOR N.V. a company incorporated in NETHERLANDS, whose registered office is at GUSTAV MAHLERPLEIN 25A, AMSTERDAM, 1082MS NETHERLANDS.

In connection with your request to open and maintain one or more Accounts with GS, you acknowledge receipt of the Terms and agree that you will be contractually bound by all of the applicable terms, conditions and provisions of the Terms on signing these Terms as indicated below.

The Terms (and each amendment, supplement and modification in respect of them) may be executed and delivered in counterparts (including by facsimile or electronic transmission), each of which will be deemed an original.

Please note that GS will not provide you with the Services until GS is in receipt of a signed copy of these Terms.

By signing below:

1.	You accept and agree to the terms, conditions and provisions of the Terms);

2.	You give your express consent to:

(a)	Clause 5.5 (provision of certain information via the GS website) of Part A (General Conditions);

(b)	Section 3 (Right of use and Title transfer collateral arrangements) of Part B (Custody Services);

(c)	Section 4 (Security Interest and enforcement of security) of Part B (Custody Services); and

3.

where You are a fund manager domiciled in the United States of America, You make the representation in Clause 4.2.10 of Part A (General Conditions) as of the date of your signature of these Terms and on a continuing basis.

For and on behalf of : EXOR N.V.

Name and title: Guido de Boer

Date: 06/07/2023

1

Goldman Sachs International is incorporated as a private unlimited liability company in England and Wales (registered company number: 2263951) with its registered address at Plumtree Court, 25 Shoe Lane, London, England EC4A 4AU. Goldman Sachs International is authorised by the PRA and regulated by the FCA and the PRA and is a registered Swap Dealer regulated by the U.S. Commodities Futures Trading Commission (“CFTC”). Legal Entity Identifier: W22LROWP2IHZNBB6K528. VAT registration number: GB 447264928.

i

Part A—General Conditions

1.	Client Categorisation

1.1	Based on the information available to it, GS has categorised You as a Professional Client.

1.2	You have the right to request in writing a different client categorisation where permitted by Applicable Law.

1.3

If You request to be categorised as an Eligible Counterparty and GS agrees, You will lose the protection afforded by certain Applicable Law, including (a) the requirement for GS to act in accordance with your best interests; (b) the restrictions on the payment or receipt by GS of any inducements; (c) the obligation on GS to achieve Best Execution in respect of your orders; (d) the requirement to implement arrangements which provide for the prompt, fair and expeditious execution of your orders; and (e) the requirement to assess the appropriateness of products and services proposed or provided to you.

1.4

If You request to be categorised as a Retail Client, thereby requiring additional protections under Applicable Law, GS will not be able to provide Services to you through its Goldman Sachs FICC and Equities or Global Investment Research business units.

1.5	You agree and acknowledge that you are responsible for keeping GS informed about any change that could affect your categorisation as a Professional Client.

1.6

Where You are an investment manager, investment adviser or otherwise act as agent on behalf of Underlying Clients, and GS agrees to deal with You in this capacity, GS shall treat You alone (and not Your Underlying Client(s)) as its client for the purpose of GS’ client-facing duties and obligations under Applicable Law. All contractual rights and obligations arising under the Agreement and any Transactions concluded under the Agreement shall be rights and obligations arising between GS and the Underlying Client (and not you), except where explicitly stated otherwise and in relation to those rights and obligations arising specifically out of GS’ client-facing duties under Applicable Law.

1.7

As You are categorised as a Professional Client, GS is (a) not required to assess appropriateness for non-complex Financial Instruments, as defined under MiFID II, or Services provided at Your initiative; and (b) entitled to assume that the Services provided to and/or Transactions executed under the Agreement are appropriate (c) not required to comply with costs and charges disclosure requirements (except with regard to the services of investment advice and portfolio management, and (d) not required to provide you with certain mandatory service reports (including transaction reports, periodic reports for portfolio management services and client asset statements). In such cases, you acknowledge that You will not benefit from certain conduct of business obligations You may otherwise benefit from.

2.	Scope of Services

2.1

Except where expressly agreed in writing, you shall not rely upon GS for the provision of tax, accounting or legal advice, and GS shall not provide you with any personal recommendations (as that term is defined in MiFID II) under the Agreement.

2.2

Nothing shall give rise to any fiduciary or equitable duties on GS’ part which would oblige GS (or any of its Affiliates and Connected Persons) to accept responsibilities more extensive than set out in the Agreement or which would prevent or hinder GS (or any of its Affiliates and Connected Persons) in carrying out any of the activities under the Agreement.

2.3

GS may provide Services with or through its Affiliates. All rights conferred on GS under the Agreement shall also apply severally to (a) Affiliates of GS, the partners, directors, officers, employees and agents of GS, in each case whether present or future; (b) the partners, directors, officers, employees and agents of any Affiliate of GS, in each case whether present or future; (c) any person controlled by or controlling GS, in each case whether present or future; and (d) any applicable third party providing GS with any services and Clause 18 of this Part A (General Conditions) shall apply accordingly. You (and Your Underlying Client, where applicable) also authorise GS to use the services of third parties in its provision of Services without your further consent and on such terms as GS may determine and without a diminution of GS’ rights. In respect of Transactions with or through such third parties, you may be subject to the business terms and conditions of those third parties.

2.4

GS may refer you to the services of (and may introduce you to) any person (which may include Affiliates of GS or other persons connected with GS), some of which may not be regulated and are therefore not subject to Applicable Law for the protection of investors.

3.	Capacity

3.1

Except where You have identified that you are acting as agent on behalf of an Underlying Client, GS will assume that You are contracting with GS as principal in relation to the Agreement and the Transactions to which the Agreement applies unless You notify GS to the contrary. Where You are acting under the Agreement as agent on behalf of an Underlying Client, Your Underlying Client, and not You, will be the principal to any Transactions arising.

3.2

If You wish to contract as agent in relation to certain Transactions and as principal in relation to others, then You must enter into a separate agreement in relation to each capacity and establish separate Accounts. You must not allocate Transactions in relation to which You are acting in different capacities to the same Account.

4.	Representations, Warranties and Undertakings

4.1	GS represents, warrants and undertakes to you on the date of these Terms and on a continuing basis that:

4.1.1	GS has full power and legal capacity to enter into the Agreement and to perform its obligations under the Agreement;

4.1.2

the Agreement, and GS’ entry into it has been duly authorised, along with each Transaction executed for the Account, and constitutes valid and binding obligations of GS and that, if relevant, all necessary corporate consents and authorities to enable all Transactions to be effected and Services to be provided under the Agreement have been obtained and will be maintained;

4.1.3

GS has obtained all governmental and other consents, licences, authorisations or otherwise that are required with respect to the Agreement and all conditions of any requirements have been complied with;

4.1.4	the entry into and performance of the Agreement does not violate or conflict with any Applicable Laws.

4.2	Each of You and, where applicable, Your Underlying Client(s) represents, warrants and undertakes to GS on the date of these Terms and on a continuing basis that:

4.2.1	you have full power and legal capacity to enter into the Agreement, to perform your obligations under the Agreement and engage GS to provide Services to you;

4.2.2

the Agreement, and your entry into it, has been duly authorised and executed by you, along with each Transaction executed for the Account, and constitutes your valid and binding obligation and that, if relevant, all necessary corporate consents and authorities to enable all Transactions under the Agreement to be effected and for you to receive all Services under the Agreement, have been obtained and will be maintained;

4.2.3

you have obtained all governmental and other consents, licences, authorisations or otherwise that are required with respect to the Agreement and all conditions of any such requirements have been complied with;

4.2.4

the entry into and performance of the Agreement by you does not violate or conflict with any laws or regulations applicable to you and your use of the Services will comply with all Applicable Law and the Agreement;

4.2.5	no Event of Default with respect to you has occurred and is continuing, and no such event or circumstance will occur as a result of entering into or performing obligations under the Agreement;

4.2.6	unless you notify GS otherwise in writing, you are not an “individual” for the purposes of the Consumer Credit Act 1974 (United Kingdom);

4.2.7	any information that You provide to GS is complete, accurate and not misleading in any material respect. You agree to keep GS updated on any changes. You shall provide GS with all documents, information, and access to Your books and records (including without limitation, Your electronic records), which GS may reasonably request in order to verify that You are in compliance with the terms of the Agreement;

4.2.8

all right, title and interest in and to any securities which you transfer to GS in connection with the settlement or clearing of a Transaction will vest in GS free and clear of any liens, claims, charges or encumbrances or any other interest (other than a lien routinely imposed on all securities in a relevant settlement system or a relevant CCP);

4.2.9

there is not nor will you create or permit to be outstanding any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance, or any other agreement having the same economic effect over or in respect of the Assets (other than the Security Interest) or the Collateral;

4.2.10

Collateral and all Assets deposited in the Account are and shall be in Good Deliverable Form, unless GS otherwise approves. You agree to give GS timely information relating to any restrictions on the transfer of any Collateral or Assets deposited in the Account (including Rule 144 or 145(d) under the Securities Act of 1933 (United States of America)). You (and Your Underlying Client, where applicable) agree further to satisfy in a timely manner all legal transfer requirements and to furnish all necessary documents (including prospectuses or opinions) before and after Collateral or Assets are transferred. You (and Your Underlying Client, where applicable) are responsible for any delays, expenses and losses associated with compliance or failure to comply with the requirements for transfer of any securities subject to restrictions;

4.2.11

if You are a fund manager domiciled in the United States of America, when entering into securities transactions with GS governed by the Agreement You only act for the benefit of Non-US Funds and only with respect to Non-US Securities;

4.2.12

where GS is providing you with credit to purchase or carry securities, and you have confirmed to GS in writing that you shall make such representation and warranty, you represent and warrant to GS on the date of these Terms and on a continuing basis that you have performed an appropriate review of your beneficial owners, jurisdiction or organisation and/or voting structure and obtained suitable legal advice that:

(a)	you are not a United States Person;

(b)

you are not a foreign person controlled by a United States Person (as defined in Regulation X to include any noncorporate entity in which United States Persons directly or indirectly have more than a 50 per centum beneficial interest, and any corporation in which one or more United States Persons, directly or indirectly, own stock possessing more than 50 per centum of the total combined voting power of all classes of stock entitled to vote, or more than 50 per centum of the total value of shares of all classes of stock); and

(c)	you are not a foreign person acting on behalf of or in conjunction with a United States Person;

4.2.13

where You are acting as agent on behalf of an Underlying Client, You have policies and procedures in place to comply with local law and you have carried out all due diligence required under local law to satisfy Yourself of the good standing of each of Your Underlying Clients and to ensure on a best efforts basis that each of Your Underlying Clients is not involved in money laundering or other criminal activity; and

4.2.14

where You are acting as an agent on behalf of an Underlying Client, in accordance with Regulation 38 of The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulation 2017 (United Kingdom), GS may place reliance on You for the customer identification and verification measures in relation to each such Underlying Client. In those instances where GS is placing reliance on You, You shall make available to GS on request those documents in respect of customer due diligence that You or Your agents collect in respect of an Underlying Client to satisfy Your internal policy and/or legal requirements.

4.2.15	where You are acting as an agent on behalf of an Underlying Client, you have independently determined that each of Your Underlying Clients is not

(a)	a government of a country subject to Economic Sanctions;

(b)	(a citizen or national of, located in, operating from, or incorporated under the laws of, a country subject to Economic Sanctions;

(c)	listed on any list of designated or sanctioned persons pursuant to Economic Sanctions, as amended and updated from time to time; or

(d)	owned or controlled, directly or indirectly, by any of the foregoing.

For the purposes of this paragraph, “Economic Sanctions” means any economic sanction or trade restriction imposed by any rule, regulation or statute of the United Kingdom, the European Union, the United Nations or the United States including, without limitation, those administered by Her Majesty’s Treasury of the United Kingdom and the Office of Foreign Assets Control of the United States Treasury Department, and any other applicable laws imposing economic sanctions or trade restrictions.

4.3	Where You are acting under the Agreement as agent, each Underlying Client also represents, warrants and undertakes to GS on the date of these Terms and on a continuing basis that:

4.3.1	it has given You proper authority to enter into the Agreement on its behalf and to enter into all Transactions that You will enter into on its behalf pursuant to the Agreement; and

4.3.2

it is not involved in money laundering or other criminal activity and has policies and procedures in place to prevent its employees, officers, directors, investment managers, trustees and partners engaging in money laundering or other criminal activity.

4.4

You will notify GS in writing if any of the representations, warranties and undertakings provided by You ceases to be true to a material extent. Where You are acting as agent on behalf of an Underlying Client, Your Underlying Client will notify GS in writing if any of the representations, warranties and undertakings provided by it ceases to be true to a material extent.

5.	Instructions and Other Communications

5.1

You (or Your Underlying Client, where applicable) authorise GS and its Affiliates to rely on any instructions given to GS by persons who GS reasonably believes to be acting with authority on your behalf. It is solely Your responsibility to ensure that any of Your employees and/or representatives that provide instructions to GS have the authority to do so. GS shall be under no obligation to monitor whether a particular employee or representative is duly authorised, and shall be under no obligation to either accept or refer to any lists of persons authorised to provide instructions on your behalf which You may purport to deliver to GS. GS shall be under no duty to make any investigation or inquiry as to any statement contained in any instruction from or document signed by any person who GS reasonably believes to be acting with authority on Your behalf, and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

5.2

Instructions given by You or on your behalf to GS shall be given in the form as GS and You shall from time to time agree. You agree that GS may designate the manner in which You must send different types of communications (including trading instructions and changes to Your contact information) to GS and the addresses to be used for that purpose. GS need not act upon any communications that are transmitted in a manner that is inconsistent with these designations. The language of communication between GS and You shall be English and You will continue to receive documents and other information from GS in English, except in such circumstances as may be notified to You by GS.

5.3	Instructions given by You or on Your behalf to GS shall be effective only on actual receipt by GS. GS shall be under no obligation to communicate its acknowledgement of receipt to You.

5.4

From time to time, GS may be required under Applicable Law to provide You with certain information in a “durable medium” and may wish to do so in a durable medium other than on paper. Where your consent to such arrangements is required by Applicable Law, you agree that GS may provide this information to You by means of a durable medium that is not paper including, without limitation, via a client portal accessible through a secure login (the details of which GS may notify to You from time to time), PDF document or email that is personally addressed to You.

5.5

GS may also provide certain information required under Applicable Law that is not personally addressed to You by means of a website. Where your consent to such arrangements is required by Applicable Law, You specifically consent to GS providing this information by posting it on GS’ website at http://www.goldmansachs.com/disclosures/mifid (or any other website as GS may from time to time notify to you). The information which may be provided to you by these means, as of the date of these Terms, is limited to the following items:

5.5.1	general information about GS and our services;

5.5.2	information about the nature and risks of certain Financial Instruments;

5.5.3	information concerning the safeguarding of Financial Instruments and holding of Client Money by GS;

5.5.4	information on costs and associated charges; and

5.5.5	information about GS’ Execution Policy.

In addition to the information above, from time to time, GS may use its website to provide other information to You, including but not limited to risk disclosures relating to the Services.

6.	Material Interests/Connected Persons

6.1

You (and Your Underlying Client, where applicable) acknowledge that GS and persons connected with GS provide diversified financial services to a broad range of clients and counterparties and circumstances may arise in which GS, its Affiliates or a Connected Person may have a material interest in a transaction with or for you, or where a conflict of interest may arise between your interests and those of other clients or counterparties or of GS. GS will take reasonable steps to ensure that you are treated fairly in circumstances where it has a material interest or conflict of interests. GS may also decline to act in such circumstances. GS has established a conflicts of interest policy (a summary of which is available on GS’ website at http://www.goldmansachs.com/disclosures/mifid) and implemented procedures and arrangements to identify and manage such conflicts.

6.2

GS is under no obligation to disclose that GS, its Affiliates or a Connected Person has a material interest in a particular transaction with or for you and/or that a conflict of interest or duty may exist, where GS has managed such conflicts to ensure, with reasonable confidence, that risks of damage to your interests will be prevented. Subject to any of GS’ regulatory obligations, GS is under no obligation to account to you for any profit, commission or remuneration made or received from or by reason of transactions or circumstances in which GS, any of its Affiliates or a Connected Person has a material interest or where in particular circumstances a conflict of interest or duty may exist.

7.	Inducements

7.1	In connection with the Account and/or the Services, GS may from time to time provide to you the following additional value added services and/or benefits:

7.1.1	information or documentation relating to financial instruments or investment services that is generic in nature or personalised to reflect your circumstances;

7.1.2	issuer commissioned research coverage;

7.1.3	participation in conferences, seminars or training events on the benefits and features of specific financial instruments or investment services;

7.1.4	hospitality of a de minimis value during meetings or those events specified in Clause 7.1.3 above;

7.1.5	connected research on an issuer in the context of an issuer capital raising;

7.1.6	research provided for a trial period; and

7.1.7	such other services and/or benefits that can be considered minor non-monetary benefits under Applicable Law from time to time.

7.2

GS may also provide to you additional services and/or benefits to those specified in Clause 7.1 above and, where required by Applicable Law, GS shall separately communicate this to you along with the expected charge for the provision of these value added services and/or benefits. Where You are acting on behalf of an Underlying Client, depending on your regulatory status and subject to Applicable Law, You may be prohibited from accepting these services and/or benefits without payment by You. If this is the case, please contact Your usual GS representative.

7.3

You agree that GS may receive from, or pay to, third parties (including Affiliates) fees, commissions or other non-monetary benefits and may share charges in respect of the Services provided to you with third parties (including Affiliates) when it is satisfied that the payment or benefit is designed to enhance the quality of the Services and it does not impair the compliance of GS with its duty to act honestly, fairly and professionally in accordance with Your best interest. In particular, from time to time GS may receive from or provide to third parties, the services and benefits set out in Clause 7.1 above, as well as other services and benefits that can be considered minor non-monetary benefits under Applicable Law from time to time. The Services provided under these Terms do not include independent investment advice or portfolio management in accordance with Applicable Law. The amount or basis of any fee, commission or other non-monetary benefit received by GS from such a third party or paid by GS to such a third party in connection with a transaction with or for you, and the amount or basis of any charges shared with a third party (other than employees of GS), will be disclosed to You to the extent required by Applicable Law, and such disclosure may be in summary form only. Further details will be available upon request.

8.	Law and Regulations

8.1

The Account and/or the Services and any Transaction shall be subject to Applicable Law. GS shall be entitled to take such action as may be required of it to ensure its compliance with Applicable Law and shall not be obliged to take any action which would infringe Applicable Law.

9.	Privacy, Confidentiality and No Promotion

9.1	Information of GS

You (and Your Underlying Client, where applicable) shall treat all information and communications furnished by GS to you in connection with the Account and/or the Services as confidential and not to be disclosed to third parties without the prior written consent of GS except as required by Applicable Law (provided that you shall, if not prohibited from doing so by Applicable Law, provide GS with prompt notice of the requirement and take such steps as GS may reasonably request to resist the requirement to disclose), or to the extent you are making a disclosure to your lawyer or accountant.

9.2	Monitoring Activities

GS may monitor, record and review audio conversations and electronic communications (including emails, instant messages and the like) between GS (or its agent, other relevant Personnel and Affiliates) and you (or your agent, other relevant Personnel and affiliates) with or without prior warning. You (and Your Underlying Client, where applicable) consent (and agree to procure your agents, other relevant Personnel and/or affiliates consent) to such monitoring, recording and review, and to the holding and processing of such recording as described in Clause 9.3 below including to the retention, monitoring, or transfer to or from Affiliates and/or regulatory bodies of such recordings (in any jurisdiction), for the purposes of compliance with Applicable Law, to evidence your instructions, for quality assurance, record-keeping, supervisory and security purposes, to assist in dispute resolution or otherwise as may be permitted by Applicable Law. Save to the extent required by applicable data protection laws, we do not rely on your consent to process your Personal Data. A copy of recordings relating to the reception, transmission and execution of client orders is available on request for a period of five years, and, where requested by the FCA or other relevant national competent authority, where applicable, seven years. Any such recordings requested by you shall be provided by GS within a reasonable timeframe (as determined by GS, acting reasonably). You (or Your Underlying Client, where applicable) agree that GS may charge you a reasonable fee for providing these recordings to the extent permitted under Applicable Law.

GS acknowledges that You may record audio conversations and electronic communications (including emails, instant messages and the like) between GS and You and consents to the retention of those records for the purposes of compliance with Applicable Law. You agree that a copy of these recordings will be made available to GS on request for a period of five years, and where requested by the FCA or, other relevant national competent authority, where applicable, seven years. Any such recordings requested by GS shall be provided by You within a reasonable timeframe (as determined by You, acting reasonably). GS agrees that You may charge GS a reasonable fee for providing these recordings to the extent permitted under Applicable Law.

9.3	Privacy and Processing of the Information

9.3.1

The Information includes some Personal Data, which we will collect and process. For further details, please see our privacy notice, the current version of which is available at: https://www.goldmansachs.com/privacy -and-cookies/

9.3.2	If your relationship with GS ends, GS will continue to treat the Information as described in this Clause 9.3.

9.3.3	You warrant that, when You, or anyone
on Your behalf provides GS with any Information relating to any individual Underlying Client or any of Your employees, officers, directors, investment managers, trustees, partners and other related, connected or affiliated persons in connection with the Agreement, the Account and/or the Services, this disclosure will only be made in compliance with Applicable Law. You further warrant that You have an appropriate legal basis for disclosing the Information to GS and for GS to process the Information as contemplated under these Terms, and that any consents required have been obtained and are valid.

9.3.4

You shall ensure that, before You, or anyone on Your behalf provides GS with any Information relating to any individual Underlying Client or any of your employees, officers, directors, investment managers, trustees, partners and other related, connected or affiliated persons in connection with the Agreement or the Account and/or the Services, they are aware of the disclosure, GS’ identity and contact details, the information (or categories of information) to be disclosed and the matters set out in Clause 9.2 above and this Clause 9.3 (including the information contained in the then current privacy notice).

9.3.5

GS will not disclose the Information except: (a) to Affiliates; (b) to issuers of investments, shareholders selling securities in any offering, co-managers, lead managers or any agent or advisor to any of the above; (c) to UK, EEA and other government entities and regulatory bodies; (d) to service providers; (e) to GS’ lawyers and accountants and others providing professional advice; (f) to any other person or entity GS reasonably thinks customary, necessary or advisable for the processing purposes described above or to whom GS is obliged by UK, EEA or other Applicable Law to make the disclosure; or (g) with your consent. These disclosures may involve the transfer of the Information to any country in which GS or an Affiliate conducts business or has a service provider (including, without limitation, the United States of America and other countries whose data privacy laws are not as stringent as those in effect in the UK or EEA).

9.4	Non-disclosure of Confidential and Material, Non-public Information

In connection with providing the Services, GS may come into possession of confidential and material, non-public information. GS maintains and enforces policies and procedures that prohibit the communication of such information to persons who do not have a legitimate need to know such information. You (and Your Underlying Client, where applicable) understand and agree that these policies and procedures are necessary and appropriate and recognise that GS may have knowledge of certain confidential or material, non-public information which, if disclosed, might affect your decision to buy, sell or hold an investment, but that GS will be prohibited from communicating such information to you or using it for your benefit. Nothing in this Clause 9.4 shall prejudice the provisions set out more generally in this Clause 9.

9.5	No Promotion

Neither you nor GS, without the prior written consent of the other party in each instance, will (a) use in advertising, publicity, marketing or other promotional materials or activities, each other’s name, trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof; or (b) represent directly or indirectly that any product or any service provided has been approved or endorsed by the other party. This Clause shall survive termination of the Agreement.

10.	Liability and Indemnity

10.1

Subject to Clauses 10.2, 10.3 and 11 and unless otherwise provided under these Terms, GS shall only be liable under or in connection with the Agreement for Loss to you to the extent that the Loss solely and directly arises from any act or omission by GS that constitutes negligence, fraud or wilful default.

10.2	Nothing in the Agreement shall exclude or restrict any liability for fraud or any liability which GS is unable to exclude or restrict under Applicable Law.

10.3	GS shall in no circumstances be liable under or in connection with the Agreement for:

10.3.1	losses (whether direct or indirect) of profits, revenue or of data; or

10.3.2	any indirect, consequential or incidental losses,

regardless of whether the possibility of such losses was disclosed to, or could reasonably have been foreseen by GS, and whether arising in contract, in tort (including negligence) or otherwise.

10.4

You (or Your Underlying Client, where applicable) shall indemnify and hold GS and/or any Provider harmless for any and all Losses incurred directly or indirectly by GS and/or any Provider arising out of any act or omission: (a) on your part; (b) on the part of any persons authorised by you and notified by you to GS or any persons who GS reasonably believes to be acting with authority on your behalf in accordance with Clause 5.1; (c) on the part of an Underlying Client (where applicable); or (d) if you appoint an Unaffiliated Custodian, on the part of the Unaffiliated Custodian, provided that nothing in this Clause 10.4 shall require you to indemnify GS or any Provider where the grant of that indemnity would be contrary to Applicable Law.

10.5

The benefit of the exclusions of liability and the rights of indemnity conferred on GS under the Agreement shall also apply severally to Third Party Beneficiaries and Clause 18 shall apply accordingly.

10.6

You (and Your Underlying Client, where applicable) agree that in entering into the Agreement you have not and are not relying upon any statements, representations, promises, undertakings, collateral contracts, assurances or warranties whatsoever by GS or its employees, directors, officers, agents or Affiliates other than those contained in the Agreement.

Except as set out in the Agreement, all conditions, warranties, representations and any other terms, expressed or implied by Applicable Law or otherwise, made in relation to the Agreement, are excluded to the fullest extent permitted under Applicable Law.

11.	Force Majeure

11.1

GS shall not be liable to you under the Agreement for any Losses incurred by you in connection with any partial or total non-performance of its obligations or delay in performance by reason of any cause beyond the reasonable control of GS including without limitation (a) any failure or delay by any exchange, market, or CCP, or broker or dealer, in performing its obligations (including with respect to the delivery or re-delivery of assets) with respect to any Transaction executed and/or cleared for the Account; (b) financial, credit or securities market conditions (including any country defaulting on repayment of its sovereign debt or changing its currency); or (c) the imposition, introduction, amendment or change (including a change in interpretation) of any legislation, regulation, directive or policy by any governmental or supranational body, exchange, regulatory or self regulatory organisation, market or CCP (including, for example, capital controls, mandatory haircuts or mandatory write-downs), or any failure or delay by any of the foregoing in enforcing such legislation, regulation or policy.

11.2

GS shall not be obliged to take or refrain from taking any action which becomes beyond the reasonable power of GS to take or refrain from taking including, without limitation, by reason of any change in Applicable Law, or any official directive or policy whether in the UK, EEA or elsewhere, failure of any exchange or CCP or settlement system, war, terrorism, civil unrest, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action in each case whether actual, threatened or anticipated.

12.	Fees/Charges

12.1

You (or Your Underlying Client, where applicable) shall be charged and you agree to pay fees relating to the Account and/or the Services (including custodian fees, where applicable) and brokerage commissions as agreed between you and GS from time to time in accordance with agreed brokerage rates plus any transfer fees, registration costs, taxes (including, without limitation, stamp duty, stamp duty reserve tax and registration taxes) and other similar costs and Transaction-related expenses which may include additional expenses attributed by GS or its Affiliates to the execution of Transactions for the Account and fees arising out of Transactions in the Account. You (or Your Underlying Client, where applicable) authorise GS or its Affiliates to incur such expenses, and to pay the same out of the Account.

12.2

You (or Your Underlying Client, where applicable) agree to deliver promptly, on demand, funds to GS to repay any Indebtedness, and to satisfy any other outstanding obligations relating to the Account and/or the Services. You (or Your Underlying Client, where applicable) shall pay interest charges on such Indebtedness as reasonably determined and notified to you by GS in line with any corresponding obligations which GS may have in relation to the Indebtedness.

12.3

GS will make disclosures to you in relation to costs and charges in connection with the provision of services and costs of Financial Instruments where required to do so under Applicable Law. Details of any amounts charged to you will be disclosed in the time and manner as may be communicated to you.

12.4

You agree that GS may either (i) not provide you with a disclosure of costs and charges information, or (ii) provide you with a limited disclosure of costs and charges information, where permitted to do so under Applicable Law.

12.5

You acknowledge and agree that where another entity is able to place orders with GS on your behalf, where applicable, we may send costs and charges information, including limited disclosure of costs and charges information, to you or to such other entity, who you agree will be permitted to accept that information on your behalf.

13.	Default

13.1	The occurrence of any of the following events by or in respect of you shall be an Event of Default:

13.1.1	failure to make any payment or delivery to GS or its Affiliates including payment for investments and the delivery of Collateral;

13.1.2	failure to perform any of your other obligations under the Agreement;

13.1.3	an Act of Insolvency;

13.1.4

any representations or warranties being incorrect, untrue or ceasing to be true in any material respect when made or repeated or deemed to have been made or repeated or any undertaking failing to be met;

13.1.5	an admission that you are unable to, or intend not to, perform any of your obligations under the Agreement; or

13.1.6

the occurrence of an event of default, termination event or other similar event under any component documentation forming part of the Agreement, or any other agreement between GS or its Affiliates and You including, without limitation, relevant OTC derivative documentation or other product agreements, provided always that where You act as agent on behalf of one or more Underlying Clients:

(1)

any Event of Default in relation to You shall constitute an Event of Default in relation to each of Your Underlying Clients (each, for the purposes of this Clause 13, a “Relevant Underlying Client”), except where that Underlying Client:

(e)	is not otherwise subject itself to an Event of Default; and

(f)

has requested, and GS has agreed in writing, that GS continue to provide Services to that Underlying Client, either on the basis that (a) the Underlying Client will be the client of GS for all purposes; or (b) another investment manager, investment adviser or other agent appointed on behalf of that Underlying Client will be the client of GS and the relevant parties have entered into an appropriate agreement with GS.

GS shall continue to provide Services to, and operate the Account of, that Underlying Client on the terms of the Agreement as if You were not a party to the Agreement;

(2)	any Event of Default in relation to an Underlying Client shall constitute an Event of Default in relation to that Underlying
Client alone and not to You or any other Underlying Client on whose behalf You act under the Agreement.

13.2

Following the occurrence of an Event of Default, GS may, by notice to You, elect, in its sole and absolute discretion, to terminate the Account and/or terminate or accelerate some or all outstanding Transactions with immediate effect or on such term as notified by GS.

13.3	Section 93 (restriction of right of consolidation) of the Law of Property Act 1925 shall not apply to the Agreement.

13.4

For all purposes, including any legal proceedings, a certificate by any officer of GS as to the Liabilities or other amounts for the time being due to GS or incurred by you shall be conclusive in absence of manifest error.

13.5	You agree to notify GS immediately upon becoming aware of any Act of Insolvency in relation to you.

14.	Set-Off

14.1

On the occurrence of an Event of Default or an event of default, termination event or other similar event under any other agreement between you and GS or its Affiliates (including any OTC derivative documentation), then, GS or its Affiliates shall be entitled to set off any obligation (whether matured or unmatured (in which case such obligation may in good faith be estimated, subject to a proper accounting when the obligation is ascertained), whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) owed by you to GS or its Affiliates under the Agreement or any other agreement between you and GS or its Affiliates against their obligations to you, and GS or its Affiliates will be entitled to exercise any lien, charge or power of sale pursuant to any agreement between you and GS or its Affiliates against such obligations. For the purposes of cross-currency set-off, GS may convert an obligation in one currency to another currency at a market rate reasonably determined by it. If an obligation cannot be reasonably ascertained, GS may in good faith estimate that obligation and set-off in respect of that estimate, subject to the relevant party accounting to the other when the obligation is ascertained. In relation to the effective declaration of any termination event or other similar event in accordance with any agreement between you and GS or its Affiliates, any grace periods contained in such other agreement shall not apply. On the occurrence of an Event of Default under the Agreement or an event of default, termination event or other similar event under any other agreement between you and GS or its Affiliates, you shall only be entitled to receive or require the return of Equivalent Collateral or receive any net payment under this Clause 14.3 with the prior consent of GS or in circumstances where the Agreement has been terminated where all Liabilities have been satisfied in full.

15.	Severability

Each provision of the Agreement is severable. If any provision (or any part of any provision) of the Agreement is or becomes illegal, invalid or unenforceable under any law or Applicable Law of any jurisdiction, the legality, validity and enforceability of the other parts of such provision and the remaining provisions will not in any way be affected or impaired.

16.	Waiver and Modification/Amendment

16.1

You agree that GS may materially change the terms of the Agreement (including the nature, basis or amount of any of the fees or charges you pay) by giving you notice of the new terms. Except as otherwise required by Applicable Law, GS will give you at least ten (10) Business Days’ notice of any change before conducting investment business with or for you on the amended terms unless it is impracticable in the circumstances to do so.

16.2

Except as specifically permitted in the Agreement, no provision of the Agreement shall be deemed waived, altered, modified or amended unless agreed to in writing by GS. The failure of GS to insist on strict compliance with the Agreement or any other course of conduct on the part of GS will not be deemed a waiver of the rights of GS under the Agreement.

16.3	The Agreement may not be amended or modified in any manner except by written agreement of the parties subject to Clause 16.1 above.

17.	Successors and Assigns

17.1	The parties agree that the Agreement shall extend to and be binding upon the parties to the Agreement, and their respective successors and assigns.

17.2

Neither the Agreement nor any rights, powers, liabilities or obligations under or pursuant to the Agreement may be transferred or assigned by you or GS without the prior consent of the other party, which consent may not be arbitrarily withheld or delayed. GS may, upon the despatch of written notice to you or publication in the Financial Times or other newspaper of general circulation of a notice recording the same, transfer to an Affiliate any or all of its rights, powers, liabilities and obligations under or pursuant to the Agreement. Upon the despatch of such notice, such Affiliate shall acquire the transferred rights and liabilities as it would have acquired and assumed them had it been an original party to the Agreement in substitution for GS. You and GS shall be released from further obligations towards one another in relation to the transferred rights and liabilities. You and the Affiliate shall assume obligations towards one another and/or acquire rights against one another which differ from those discharged only insofar as you and the Affiliate have assumed and/or acquired the same in your and GS’ place. The Affiliate shall have the right to appoint third party service providers for performance of the Agreement subject to Clause 9.3 above. The provisions of this Clause 17 shall override any contrary provisions in the Agreement, express or implied.

18.	Rights of Third Parties

18.1	Any Third Party Beneficiary may enforce and rely on any term of the Agreement conferring a benefit on it to the same extent as if it were a party to the Agreement.

18.2

In any proceedings brought by any Third Party Beneficiary in connection with the Agreement you may rely on any defence, right of set-off or counterclaim arising from or in connection with the Agreement or which would have applied if such a Third Party Beneficiary had been a party to the Agreement.

18.3	Even though the Agreement confers benefits on Third Party Beneficiaries, the parties shall remain free to terminate or vary any of its terms without the consent of any Third Party Beneficiary.

18.4	Any rights in connection with the Agreement arising
by virtue of the Contracts (Rights of Third Parties) Act 1999 are personal to the Third Party Beneficiaries.

18.5

Save as aforesaid, a person who is not a party to the Agreement or a permitted assignee of rights under it may not enforce any of its terms or rely on any exclusion of limitation contained in it whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

19.	Waiver of Immunity

You waive all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgement), execution or otherwise to which you or your property might otherwise be entitled in any action or proceeding in the courts of England or of any other country or jurisdiction relating in any way to the Agreement and agree that you will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding. You submit to the jurisdiction of the English court in accordance with Clause 22 below, consent to the giving of any relief by way of injunction or order for specific performance for the recovery of land and other property, and consent to the issue of any process against its property for the enforcement of a judgement or, in an action in rem, for the arrest, detention or sale of any of its property.

20.	Complaints and Compensation Scheme

20.1

If you have a complaint about GS you may raise it with the GS Compliance Department – Complaints by sending your complaint to Goldman Sachs International at Plumtree Court, 25 Shoe Lane, London EC4A 4AU or any other address GS may notify to you from time to time. The GS Compliance Department – Complaints will try to resolve the complaint in accordance with GS’ internal procedure for dealing with customer complaints (a copy of which is available on request).

20.2

GS is a member of the Financial Services Compensation Scheme in the UK. The Financial Services Compensation Scheme is only available to certain types of claimants and claims, and territorial conditions also affect the availability of the scheme. This means that certain types of claimants, such as large companies and partnerships, certain types of authorised firms, collective investment schemes, certain pension and retirement funds, supranational institutions, governments, and central administrative authorities, provincial, regional, local and municipal authorities, alternative investment funds (and managers or depositaries of such funds) and large mutual associations (among others), will not be eligible.

20.3

Payments to eligible claimants under the Financial Services Compensation Scheme will vary depending on the type of protected claim the claimants hold with respect to the relevant institution. Payments under the Financial Services Compensation Scheme in respect of designated investments business (as defined in the FCA Handbook) are subject to a maximum payment to any eligible investor of GBP 50,000 per institution. Further details of the Financial Services Compensation Scheme are available on request or at the Financial Services Compensation Scheme’s official website at www.fscs.org.uk.

21.	Termination

21.1

GS or you may terminate the Agreement at any time upon thirty (30) days receipt of written notice unless expressly agreed with you to the contrary in respect of specific instructions, provided that you shall honour any trades agreed to but not settled before the date of any such termination. You acknowledge that termination will not affect accrued rights, existing commitments or any contractual provisions intended to survive termination and will be without penalty or other additional payment save that you will pay the fees of GS referred to in Clause 12 prorated to the date of termination. Upon termination subject to final discharge of all Liabilities by you, the Account will be transferred or otherwise administered in accordance with your instructions.

21.2

GS has the right to terminate (temporarily or permanently, with or without cause or prior notice) all or any part of any Service, or your access to such Service, or to change the nature, composition or availability of any Service. You have the right to terminate all or any part of any Service at any time upon giving written notice to GS effective thirty (30) days from receipt of such notice by GS. The provision of Services may also be terminated by either party immediately if there is a breach or threatened breach of the Agreement by the other party. You acknowledge that termination of all or any part of any Service will not affect accrued rights, existing commitments or any contractual provisions in respect of such Service intended to survive termination and the terms of the Agreement will remain in effect with respect to all Transactions executed pursuant to the Agreement.

21.3

Where You are acting as agent on behalf of more than one Underlying Client, the Agreement may be terminated in relation to any Underlying Client pursuant to this Clause 21 without affecting the continuation of the Agreement in relation to You and any other Underlying Client on whose behalf You act.

22.	Choice of Law/ Jurisdiction/ Arbitration

22.1

The Agreement, including, without limitation, the existence and validity of its terms, its formal validity and any non-contractual or other obligations arising out of or in connection with it, shall be governed by, and, as appropriate, construed in accordance with, English law. Except where an election to arbitrate is made pursuant to Clause 22.5 below, You (and Your Underlying Client, where applicable) and GS irrevocably submit to the exclusive jurisdiction of the English courts, including in relation to any suit, action, proceeding, controversy or dispute arising out of, or in connection with, the Agreement, regarding its existence, validity or termination (including this Clause 22) or relating to any non-contractual or other obligation arising out of, or in connection with it, or the consequences of its nullity (“Proceedings”). You (and Your Underlying Client, where applicable) and GS agree in respect of all Accounts maintained by GS that the law applicable to all the issues specified in Article 2(1) of the Hague Convention on the “Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary” is English law.

22.2	You (and Your Underlying Client, where applicable) and GS agree that the courts of England are the most appropriate and convenient courts to settle any Proceedings.

22.3

You (and Your Underlying Client, where applicable) will irrevocably appoint a person or entity in England as your agent for service of process and will promptly notify GS in writing of such appointment. If such person or entity is not, or ceases to be, effectively so appointed you shall, on the written demand of GS, appoint a further person or entity in England to accept service of process on your behalf and, failing such appointment within 14 days, GS shall be entitled to appoint such a person or entity by written notice to you. Nothing in this Clause 22.3 shall affect the right of GS to serve process in any other manner permitted by law.

22.4

If GS is required to serve process on you in connection with any Proceedings, you agree to (a) cooperate with GS, its agents or employees, in the service of such process; and (b) indemnify in full and hold GS harmless from any and all costs and expenses (including any losses, costs and expenses incurred by GS, its agents or employees by reason of any delay in the service of process) as a result, whether directly or indirectly, of your failure to appoint an agent for service of process hereunder. This Clause 22.4 applies to Proceedings in England and elsewhere.

22.5

At the option of either you or GS (such option to be exercised before submitting to the English courts’ jurisdiction either by commencing an arbitration or by sending a written notice to the other party), any Proceedings shall be referred to and finally resolved by arbitration in London, England (such that both the seat and legal place of the arbitration shall be London, England) and conducted in English by three arbitrators pursuant to the LCIA Arbitration Rules (the “LCIA Rules”) (which are incorporated by reference into this Clause 22.5) save that, unless the parties agree otherwise:

22.5.1

the Claimant and Respondent (both as defined in the LCIA Rules) will each nominate one arbitrator. The third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the other two arbitrators. If the third arbitrator is not so nominated within thirty (30) days of the date of nomination of the later of the two party-nominated arbitrators, the third arbitrator shall be appointed by the LCIA Court. The parties may nominate and the LCIA Court may appoint arbitrators from among the nationals of any country, whether or not a party is a national of that country; and

22.5.2	neither party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents, which are relevant to the dispute.

23.	ERISA

Where You are acting as agent on behalf of an Underlying Client, if part or all of the assets of the Underlying Client constitute the assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA or a “plan” (within the meaning of Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, including by reason of Section 3(42) of ERISA, you represent and warrant on each day during the life of the Agreement and any Transaction hereunder, both in Your individual and fiduciary capacities that (a) no Transaction engaged in by the Underlying Client will constitute a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and the Underlying Client shall enter into any Transaction hereunder solely on the basis of determining that the Underlying Client (and each employee benefit plan which constitutes the assets of the Underlying Client) will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17)(B) of ERISA); (b) You will be eligible to act as a “qualified professional asset manager” within the meaning of Department of Labour Prohibited Transaction Class Exemption 84-14 with respect to the Underlying Client and each employee benefit plan the assets of which constitute the assets of the Underlying Client; (c) You will at all times meet the requirements of Section 412 of ERISA; (d) neither these Terms nor any Transaction entered into or contemplated hereunder will violate any Applicable Law or constitutional provision applicable to the Underlying Client, and (e) by having made any oral or written statement or communication prior to the date of the Agreement, or by making any future oral or written statement or communication to You or the Underlying Client, including relating to the Agreement or any Transaction entered into or contemplated hereunder, neither GS nor any of its affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the Agreement or any Transaction entered into or contemplated hereunder, and GS is not, nor shall GS become, a fiduciary with respect to Underlying Client by reason of its services provided hereunder because the conditions of the exception for “independent fiduciaries with financial expertise” as set forth in 29 CFR 2510.3-21(c)(1) are satisfied; and (f) You are an investment adviser described in Department of Labor Regulation Section 2550.404b-1(a)(2)(i)(C) and, if and to the extent the indicia of ownership of any of the assets of the Underlying Client are held outside the jurisdiction of the district courts of the United States of America, the Underlying Client will meet the requirements of Section 404(b) of ERISA by reason of Department of Labor Regulation Section 2550.404b-1(a)(2)(i).

24.	U.S. QFC Stay Rules

24.1	Recognition of the U.S. Special Resolution Regimes

24.1.1

In the event that GS becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from GS of the Agreement, and any interest and obligation in or under, and any property securing, the Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, and any interest and obligation in or under, and any property securing, the Agreement were governed by the laws of the United States or a state of the United States.

24.1.2

In the event that GS or a Covered Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights under the Agreement that may be exercised against GS are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Agreement were governed by the laws of the United States or a state of the United States.

24.2	Limitation on Exercise of Certain Default Rights Related to a BHC Affiliate’s Entry Into Insolvency Proceedings

Notwithstanding anything to the contrary in the Agreement, you expressly acknowledge and agree that:

24.2.1

You (and Your Underlying Client, where applicable) shall not be permitted to exercise any Default Right with respect to the Agreement that is related, directly or indirectly, to a Covered Affiliate of GS becoming subject to an Insolvency Proceeding, except to the extent that the exercise of such Default Right would be permitted under the creditor protection provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

24.2.2

Nothing in the Agreement shall prohibit the transfer of any Covered Affiliate Credit Enhancement, any interest or obligation in or under such Covered Affiliate Credit Enhancement, or any property securing such Covered Affiliate Credit Enhancement to a transferee upon or following a Covered Affiliate of GS becoming subject to an Insolvency Proceeding, unless the transfer would result in you being the beneficiary of such Covered Affiliate Credit Enhancement in violation of any law applicable to you.

24.3	ISDA U.S. Protocol or Bilateral Agreement

24.3.1

If you have previously adhered to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of the Agreement and shall replace the terms of Clauses 24.1 and 24.2. For the purpose of incorporating the ISDA U.S. Protocol, GS shall be deemed to be a Regulated Entity, you shall be deemed to be an Adhering Party, and the Agreement shall be deemed to be a Protocol Covered Agreement. If you have previously executed a bilateral agreement the effect of which is to amend one or more QFCs between us in a manner consistent with the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement shall be incorporated into and form a part of the Agreement and shall replace the terms of Clauses 24.1 and 24.2. For the purpose of incorporating the Bilateral Agreement, each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement, and the Agreement shall be deemed to be a Covered Agreement.

24.3.2	If you adhere to the ISDA U.S. Protocol after the date of this amendment the terms of the ISDA U.S. Protocol will supersede and replace the terms of Clauses 24.1 and 24.2.

For the purposes of Clauses 24.1, 24.2 and 24.3, the term “the Agreement” shall be deemed to refer to the Agreement and all Transactions entered into under or pursuant to the Agreement.

Part B – Custody Services

Section 1: Holding of Custody Assets

1.

If agreed between you and GS, GS shall act as Custodian for Custody Assets which GS may receive from you or receive or hold for your account. Subject to the following provisions of this Part B (Custody Services) and the Agreement generally, GS shall comply with any of your instructions to deliver Custody Assets to you or a third party.

2.

All Custody Assets which GS receives from you shall be held subject to the FCA Rules and any equivalent rules implemented in accordance with MiFID II and in accordance with this Part B (Custody Services), unless:

2.1

pursuant to the terms of the Agreement or any other agreement, GS has exercised its rights to at any time to borrow, lend, pledge, charge, rehypothecate, dispose of or otherwise use for its own purposes any such Custody Assets and in exercising such rights full ownership of such Custody Assets has transferred to GS; or

2.2

GS has agreed with you under the Agreement or any other agreement that ownership of Custody Assets (including Margin) passes to GS (including under a financial collateral arrangement) for the purposes of securing or otherwise covering present, future, actual or contingent or prospective obligations.

3.

In circumstances where the rights or agreements described in Clauses 2.1 and 2.2 above are applicable, Custody Assets that GS receives from you or holds for you or on your behalf will not be held as Custody Assets in accordance with this Part B (Custody Services) and consequently shall not be subject to the protections of the FCA Rules and any equivalent rules implemented in accordance with MiFID II. An effect of this is that such assets will not be segregated from the assets of GS and will be used by GS in the course of its business and you will rank as a general creditor of GS with respect to any obligations to return such Custody Assets.

GS shall in its books and records identify, record and hold all Custody Assets separately from any of GS’ own investments and other assets, with the identity and location of such Custody Assets identifiable at any time.

4.

In clearing and settling Transactions for the Account, Custody Assets shall likely be pooled with GS’ own investments and those of other clients. As a result certain Custody Assets may be used by GS for GS’ own account, or for the accounts of other clients, without prejudice to GS’ obligation to you in Clauses 1 and 2 of Section 1 of this Part B (Custody Services) above. You (or Your Underlying Client, where applicable) consent to the use of your Custody Assets in this way.

5.	GS may hold Custody Assets for any or all of GS’ clients (including you) with third parties including Sub-Custodians, nominees and settlement systems, in accordance with the terms of the FCA Rules and any equivalent rules implemented in accordance with MiFID II. GS may decide that Custody Assets may be held in a single omnibus account that is identified as containing Custody Assets belonging to GS’ clients and GS will identify in GS’ books and records that part of the Custody Assets held by a third party, including a Sub-Custodian, nominee or settlement system, that are held for you. Accordingly, you shall not have the right to any specific documents of title or certificates or other evidence of title to any such investments, but will instead be entitled to the transfer or delivery of an amount of investments of any issue that is of the same description and in the same amount or, if any Event of Default or an event of default, termination event or other similar event under any other agreement between you and GS or its Affiliates (including any OTC derivative documentation) occurs and GS exercises its rights under the Security Interest granted in Section 4 of this Part B (Custody Services), a cash payment which is Equivalent to the amount of investments credited to the Account less the enforcement proceeds used to discharge Liabilities in accordance with the terms of the Security Interest. Where we hold your Custody Assets with those of other clients in an omnibus client account with a third party, including any Sub-Custodian, nominee or settlement system, events such as settlement delays or time differences may result in your Custody Assets being used to settle other clients’ transactions on an intra-day basis. You (or Your Underlying Client, where applicable) consent to the use of your Custody Assets in this way.

6.

In the event of an insolvency, or other analogous proceeding in relation to a third party including any Sub-Custodian, nominee or settlement system with whom GS holds Custody Assets, you will be exposed to the risk that you and any other GS clients for whom GS holds Custody Assets with such third party, including any Sub-Custodian, nominee or settlement system, will share pro rata in any shortfall (as defined in clause 10 of Section 1 of Part B (Custody Services) below) of Custody Assets. Save where expressly agreed in the Agreement or where otherwise required under the FCA Rules or any equivalent rules implemented in accordance with MiFID II, GS has no responsibility for any insolvency, acts or omissions of any third party with whom GS may hold Custody Assets. In some jurisdictions it may not be possible to identify separately Custody Assets which a third party holds for GS’ clients from those which that third party holds for itself or for GS, and there is a risk that Custody Assets could be withdrawn or used to meet the obligations of the third party, or lost altogether if the third party becomes insolvent.

7.

In the event of the insolvency, or any other analogous proceedings, in relation to a third party with whom GS holds Custody Assets for you, except as expressly agreed in the Agreement or where otherwise required under the FCA Rules or any equivalent rules implemented in accordance with MiFID II, GS will have no liability for such third party

Execution Only/Cash on Delivery – PGTC 0123

and will only have an unsecured claim against such third party on your behalf and on behalf of any other GS clients for whom GS holds Custody Assets. You (or Your Underlying Client, where applicable) will be exposed to the risk that you and any other GS clients for whom GS holds Custody Assets with such third party will share pro rata in any shortfall. GS will identify in GS’ books and records that part of the Custody Assets held by that third party as held for you.

8.

Where any of your Custody Assets are held with a third party (including a depository), such third party (or any person to whom the holding of your Custody Assets is delegated) may have a security interest, lien, right of set-off, or similar rights over your Custody Assets, to the extent permitted by FCA Rules and any equivalent rules implemented in accordance with MiFID II. Where your Custody Assets are held by a third party (or any person to whom the holding of your Custody Assets is delegated), and such third party or other person has a security interest, lien, right of set-off, or similar rights over your Custody Assets, you are exposed to the risk that such third party or other person may exercise such rights over your Custody Assets and reduce the amount of your Custody Assets even where you have not breached any of your obligations under this Agreement. You (or Your Underlying Client, where applicable) agree to such persons having such a security interest, lien or right of set-off over your Custody Assets.

9.

If at any time the amount of Custody Assets held by GS (including with Sub-Custodians) for any or all of its clients (including you) is, for whatever reason, less than the aggregate amount of such Custody Assets identified in the books and records of GS as being held for its clients (including the amount of such assets identified in the books and records of GS as Custody Assets held for you) (a “shortfall”) GS will, until such shortfall is resolved:

9.1	hold its own assets or money (or a combination thereof) for your benefit under the FCA Rules which, in aggregate, cover the value of the shortfall; and

9.2

to the extent that any assets or money (or a combination thereof) are held in respect of a shortfall, prior to the resolution of such shortfall you shall (in the event that GS is liable to you in respect of the shortfall, and the insolvency of, or analogous event affecting, GS occurs before GS meets such liability) have a corresponding proportionate claim to such assets or money GS holds in respect of such liability, notwithstanding and without prejudice to the election you have made in respect of Client Money in connection with this Agreement.

10.

If such shortfall is reconciled or otherwise eliminated, or GS determines that it is not liable for such shortfall in accordance with this Agreement, GS may cease to hold such assets or money (or a combination thereof) for your benefit.

11.

GS may arrange for your Custody Assets to be held outside the UK or EEA (including at your written request, or when the nature of Custody Assets or of the other services provided to you connected with those Custody Assets requires them to be so held, with a third party located in a jurisdiction outside of the UK or EEA, and where such jurisdiction does not regulate the holding and safekeeping of financial instruments for the account of another person). In such case, Custody Assets will be subject to the laws of that non-UK or non-EEA jurisdiction and your rights relating to those Custody Assets may be different from rights relating to Custody Assets subject to the settlement, legal and regulatory requirements of Applicable Law with respect to Custody Assets held inside the UK and EEA.

Subject to GS’ consent and Applicable Law, GS may hold Custody Assets in accordance with your specific written instructions (if any). If you do give GS such specific written instructions which GS accepts, then, save for GS’ regulatory obligations in respect of Custody Assets, GS will not be responsible for Losses suffered as a result of following such instructions.

12.	Registration of Custody Assets

GS may register or arrange the registration of Custody Assets in any name permitted by Applicable Law including in your name or in the name of a nominee company controlled by GS, any of its Affiliates, a recognised or designated investment exchange or a Custodian. To the extent permitted by Applicable Law, if any Custody Asset is subject to the law or market practice of a jurisdiction outside the UK and GS has taken reasonable steps to determine that, because of the nature of the Applicable Law or market practice, it is: (a) in your best interests (or, where applicable, the best interests of Your Underlying Client) to register or record it in that way; or (b) it is not feasible to do otherwise, Custody Assets may be registered or recorded in the name of GS or any other party, in which case those Custody Assets may not be as well protected following the default of the entity in whose name they are registered or recorded.

13.	Realisation of Assets

You agree (or, where you are acting as agent on behalf of an Underlying Client, Your Underlying Client agrees) that Custody Assets shall be subject to the Security Interest.

14.	Dividends, Interest and other Entitlements

14.1

GS is authorised to withdraw Custody Assets sold or otherwise disposed of, and to credit the Account with the proceeds thereof, or make such other disposition thereof as you may direct. GS is authorised to receive all income and other payments which may become due on your Custody Assets, to surrender for payment maturing obligations and those called for redemption and to exchange certificates in temporary form for like certificates in definitive form, or, if the par value of any shares is changed, to effect the exchange for new certificates. When GS holds on your behalf bonds or preferred stocks which are callable in part by the issuer, such Custody Assets shall be subject to (at GS’ sole and absolute discretion) either a pro rata allocation or GS’ impartial lottery allocation system in which the probability of your Custody Assets being selected as called is proportional to the holdings of all clients of investments of the same type held in bulk by or for GS. GS shall withdraw such Custody Assets from any depository prior to the first date on which such Custody Assets may be called unless such depository has adopted an impartial lottery system which is applicable to all participants. You (or Your Underlying Client, where applicable) may withdraw uncalled Custody Assets prior to a partial call subject to compliance with applicable margin requirements and the terms of any agreements between GS and you.

14.2

GS agrees that when income is paid by or on behalf of an issuer in relation to any investments which constitute Collateral or Margin or which GS has used pursuant to Section 3 of this Part B (Custody Services), GS shall, on the date of payment of such income, pay and deliver a sum of money or property Equivalent to such income to the Account, irrespective of whether such income was received by GS.

14.3

You (and Your Underlying Client, where applicable) acknowledge and agree that GS does not guarantee the performance by issuers or any other third parties of their obligations with respect to any asset servicing or corporate action events related to the Assets. Accordingly, although GS may in its sole and absolute discretion, provisionally credit or debit the Account as a consequence of or in anticipation of the successful completion of an asset servicing or corporate action event related to the Assets, any credit or debit is conditional and may, in GS’ sole and absolute discretion, be: (i) revised to correct for any adjustment, delays, miscalculations and other errors GS becomes aware of; or (ii) reversed if any asset servicing or corporate action fails to complete for any reason.

15.	Voting and Other Rights

15.1

You (or Your Underlying Client, where applicable) are responsible for providing instructions to GS for the exercise of rights and/or performance of all actions which may be exercisable in relation to any Custody Assets held or that were held in the Account, including without limitation the right to vote, tender, exchange, endorse, transfer, or deliver any investments in the Account to participate in or consent to any class action, distribution, plan of reorganisation, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such investments. In the absence of instructions from you, GS will refrain from exercising such rights or performing such actions.

15.2

Where corporate events (such as partial redemptions) affect some but not all of the investments (including Custody Assets) held in a pooled account for clients of GS, GS shall allocate the consequences of such events to particular clients in such fair and equitable manner as GS considers appropriate (including without limitation a pro rata allocation or an impartial lottery).

15.3

GS shall on receipt of any notice or documentation relating to Custody Assets, use its reasonable efforts to forward the same to you or deal with the same in accordance with the directions given by you from time to time.

16.	Liability for Custody Services

16.1

Without prejudice to Clause 10 of Part A, and in accordance with Clauses 7 and 8 of Section 1 of Part B (Custody Services), in acting as Custodian or nominee, GS will only be liable for Losses suffered by you as a direct result of GS’ negligence, fraud or wilful default in the appointment and monitoring of any Unaffiliated Custodian, Unaffiliated Sub-Custodian or nominee. GS accepts the same level of responsibility for companies controlled by GS (or by any Affiliate) whose business consists solely of acting as a nominee holder of investments or other property in respect of any requirements of Applicable Law, as it does for itself.

16.2	In the case of any action or omission which you consider to involve the negligence, fraud or wilful default on the part of a Sub-Custodian or agent, GS shall, subject to any internal approvals, not to be arbitrarily withheld or delayed, assign to you any rights it may have in respect of such action or omission. If you obtain legal advice that such assignment would be ineffective to enable you to pursue its claim, then GS shall, subject to any internal approvals, not to be arbitrarily withheld or delayed, and at your expense claim and pursue the appropriate damages or compensation from the Sub-Custodian or agent on your behalf.

Section 2: Holding of Client Money

17.	GS may at any time hold Client Money for you or on your behalf where required under the FCA Rules and any equivalent rules implemented in accordance with MiFID II.

18.

All money that GS receives from you or holds for or on your behalf is Client Money and shall be held as Client Money subject to the client money rules contained in the FCA Rules and any equivalent rules implemented in accordance with MiFID II and in accordance with this Part B (Custody Services), unless:

18.1

pursuant to the terms of the Agreement or any other agreement, GS has exercised its rights to at any time borrow, lend, pledge, charge, rehypothecate, dispose of or otherwise use for its own purposes any such money and in exercising such rights full ownership of such money has transferred to GS; or

18.2

GS has agreed with you under the Agreement or under any other agreement that ownership of money (including Collateral) passes to GS (including under a financial collateral arrangement) for the purposes of securing or otherwise covering present, future, actual or contingent or prospective obligations.

In circumstances where the rights or agreements described in 2.1 or 2.2 above) are applicable, money that GS receives from you or holds for you or on your behalf will not be held by GS as Client Money in accordance with this Part B (Custody Services) and consequently shall not be subject to the protections of the FCA Rules and any equivalent rules implemented in accordance with MiFID II. An effect of this is that such money will not be segregated from the money of GS and will be used by GS in the course of its business and you will rank as a general creditor of GS with respect to any obligations to return such amounts.

Client Money credit balances in any Account shall attract interest at the rates agreed between GS and you. Any interest (net of any debit interest and other fees or charges) in respect of Client Money credit balances shall, unless otherwise agreed, become due and payable for credit to your Account(s) monthly on or about the last Business Day of each month or on such other date as may be specified by GS.

19.	You agree (or, Your Underlying Client, where applicable agrees that any Client Money shall be subject to the Security Interest.

20.	Your Client Money (or the Client Money of Your Underlying Client, where applicable) may be held by GS with: (i) a central bank, a credit institution incorporated in the UK or an EEA state or a bank authorised outside of the UK or in a non-EEA state (a “Client Money Bank”); or (ii) unless GS has expressly agreed otherwise with you, or where otherwise required under Applicable Law, a third party (for example, without limitation, a settlement agent, OTC counterparty, intermediate broker, exchange or CCP) in order to effect one or more Transactions through or with that person or to satisfy your obligation to provide Collateral (a “Client Money Third Party”). Each of a Client Money Bank and a Client Money Third Party are a “Client Money Holder”.

Any Client Money Holder may hold Client Money in an omnibus account. Unless GS has expressly agreed with you, or where otherwise required under the FCA Rules or any equivalent rules implemented in accordance with MiFID II, GS has no responsibility for any insolvency, acts or omissions of any Client Money Holder. In the event of the insolvency or any other analogous proceedings in relation to a Client Money Holder, except as GS has expressly agreed with you or where otherwise required under the FCA Rules and any equivalent rules implemented in accordance with MiFID II, GS will have no liability for that Client Money Holder and will only have an unsecured claim against the Client Money Holder on your behalf and on behalf of any other GS clients for whom GS holds Client Money. You (or Your Underlying Client, where applicable) will be exposed to the risk that you and any other GS clients for whom GS holds Client Money with such Client Money Holder will share pro rata in any shortfall in the amount of Client Money held at such Client Money Holder. GS will identify in GS’ books and records the part of the Client Money held by that Client Money Holder which is held for you.

Where any of your Client Money is held with a Client Money Holder such Client Money Holder may have a security interest, lien, right of set-off, or similar rights over such Client Money to the extent permitted by the FCA Rules and any equivalent rules implemented in accordance with MiFID II. You (or Your Underlying Client, where applicable) are exposed to the risk that such Client Money Holder may exercise such rights over your Client Money and reduce the amount of your Client Money even where you have not breached any of your obligations under the Agreement. You (or Your Underlying Client, where applicable) agree to such Client Money Holders having such a security interest, lien, right of set-off or similar rights over your Client Money.

Where your Client Money is held with any Client Money Holder outside the UK, the applicable legal and regulatory regime may be different, particularly in the event of the insolvency or other analogous proceedings in relation to the Client Money Holder from that of the UK.

GS may place money received from you in a Qualifying Money Market Fund. Such money will not be held in accordance with the requirements of the client money rules contained in the FCA Rules and any equivalent rules implemented in accordance with MiFID II. You (or Your Underlying Client, where applicable) give your explicit consent to the placement of your money in a Qualifying Money Market Fund.

Section 3: Right of use and Title transfer collateral arrangements

Right of use

21.

You (or, where applicable, Your Underlying Client) agree and expressly consent that GS may at any time borrow, lend, pledge, charge, rehypothecate, dispose of or otherwise, on such terms as GS shall notify to you from time to time, use for its own purposes any Assets which are for the time being subject to the Security Interest without giving notice of such borrowing, lending, pledge, charge, rehypothecation, disposal or other use to you. GS may retain for its own account all fees, profits and other benefits received in connection with any such borrowing, loan or use. Upon: (i) a borrowing, lending or similar use, such Assets will become the absolute property of GS (or that of its transferee) free from the Security Interest and from any equity, right or title of yours; and (ii) a charge, pledge or rehypothecation of any Assets, such Assets, including your interest in those Assets, will be subject to the charge or other security interest created by such charge, pledge or rehypothecation. Subject to Clause 1.9 of Section 4 of this Part B (Custody Services), upon any such use by GS, you will have a right against GS for the delivery of Equivalent assets, in accordance with this Agreement or any separate terms agreed between you and GS. GS may deliver, in accordance with this Agreement or any separate terms agreed between you and GS, Equivalent assets to you by causing such Equivalent assets to be transferred, appropriated or designated to the relevant Account. Such Equivalent assets, will upon such transfer, appropriation or designation by GS, become Assets, subject to the provisions of this Agreement, including the Security Interest set out in Clause 1 of Section 4 of Part B (Custody Services) below.

22.

If GS is required to settle a delivery of Custody Assets on your behalf but on the relevant settlement date there are, or GS considers that there will be, insufficient Custody Assets available, GS may:

22.1	if it is reasonably practicable to do so, delay settlement until sufficient Custody Assets are available for delivery; or

22.2

arrange for a loan (by GS or a third party) to you of appropriate securities to enable such settlement to occur. Any loan of securities shall be documented on market standard documentation, and shall involve the transfer of collateral on your behalf to the lender, which you authorise GS to negotiate and execute on your behalf.

Title transfer collateral arrangements

23.

Where GS (i) exercises its rights to borrow, lend, pledge, charge, rehypothecate, dispose of or otherwise use for its own purposes any Assets subject to the terms of the Agreement and in exercising such rights full ownership of such Assets transfers to GS; or (ii) takes full title or ownership of money and other assets (including under a financial collateral arrangement) for the purposes of securing or otherwise covering present, future, actual or contingent or prospective, it shall do so subject to the applicable requirements of FCA Rules and any equivalent rules implemented in accordance with MiFID II, including any requirement to consider the appropriateness of such arrangement.

24.

From time to time, where GS determines, pursuant to FCA Rules and any equivalent rules implemented in accordance with MiFID II, that it is no longer appropriate for GS to continue to hold or receive all or part of any cash or non-cash assets pursuant to a title transfer collateral arrangement under the terms of any agreement between you and GS (“Title Transfer Collateral”), GS will, to the extent possible, redeliver to you (i) assets of the same type and amount as all or part of such Title Transfer Collateral; or (ii) cash equal to the value of all or part of such Title Transfer Collateral (the “Redelivered Collateral”). Full title or ownership of such Redelivered Collateral will no longer be held by GS and, instead, full title or ownership of such Redelivered Collateral will pass to you. GS may decide to transfer such Redelivered Collateral to the relevant Account as Assets subject to the Security Interest and the return of such Redelivered Collateral to the relevant Account shall discharge GS’ obligation under any agreement or the FCA Rules and any equivalent rules implemented in accordance with MiFID II to transfer such Redelivered Collateral to you. Pursuant to your consent in the Agreement for GS to provide certain information by means of a website, information on the risks involved with, and the effect of, GS having received any Title Transfer Collateral are highlighted in information posted on GS’ website.

25.	The risks involved with and the effect of GS having received any Title Transfer Collateral are highlighted in information posted on GS’ website pursuant to Clause 5.5 of Part A (General Conditions).

Section 4: Security Interest and enforcement of security

26.	Security Interest

26.1

As continuing security for the payment and discharge of all obligations and Liabilities, you hereby charge, by way of first fixed charge in favour of GS and its Affiliates, with full title guarantee and free from any adverse interest, all right, title to and interest in Assets held by GS on your behalf, and all of your rights, title or interest in, to or under any contract with GS or any of its Affiliates (subject to the netting, set-off and recoupment rights thereunder or under this Agreement) whether arising prior to the date of this Agreement or thereafter and whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, financial, physical, secured or unsecured. To the extent that you continue to have any rights or interest in Collateral or Margin that has been taken by GS, then the Security Interest shall extend to those rights and that interest. Where You are acting under the Agreement as agent on behalf of an Underlying Client, the Security Interest granted by You on behalf of such Underlying Client or granted by the Underlying Client itself by executing a copy of the Agreement shall act as continuing security only for the payment and discharge of all Liabilities of such Underlying Client. The covenants implied by the Law of Property (Miscellaneous Provisions) Act 1994 in the charges contained in or created pursuant to the Agreement are construed with the omission of:

26.1.1	the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in section 3(1) of that Act; and

26.1.2	section 6(2) of that Act.

26.2

Where You are acting as agent on behalf of an Underlying Client, You represent, undertake and warrant on the date of these Terms and on a continuing basis that You hold and will at all times hold all requisite authorities from the Underlying

Client to grant the Security Interest in respect of Assets held on behalf of such Underlying Client, except to the extent that the Security Interest in respect of Assets held on behalf of such Underlying Client is granted by the Underlying Client itself by executing a copy of the Agreement.

26.3

The Security Interest shall remain in full force and effect by way of continuing security and shall not be affected in any way by any settlement of account (whether or not any Indebtedness remains outstanding thereafter) or other matter and shall be in addition to any other security, guarantee or indemnity held by GS or its Affiliates or any other person in respect of your Indebtedness.

26.4

You (or Your Underlying Client, where applicable) irrevocably authorise GS at any time after the occurrence of an Event of Default or an event of default, termination event or other similar event under any other agreement between you and GS or its Affiliates (including any OTC derivative documentation) in relation to you, if any amount due to GS or its Affiliates from you has not been paid when due (or on demand, if so payable), at any time after demand is made on you, to:

26.4.1	sell or otherwise realise all or any of the Custody Assets as GS in its sole and absolute discretion thinks fit;

26.4.2	to apply the proceeds of sale or any Client Money held by GS on your behalf in or towards discharge of the Liabilities; or

26.4.3	apply or set off any credit balance and claim (whether or not then due or payable) to which you are at any time entitled, in or towards payment or against all or any Liabilities.

For this purpose GS may convert one currency into any other currency at the then prevailing market rate. GS shall use reasonable efforts to obtain the best price available for any sales or realisations of Custody Assets.

26.5

Following an Event of Default under these Terms or an event of default, termination event or other similar event under any other agreement between you and GS or its Affiliates (including any OTC derivative documentation) in relation to you, GS shall have the right to appropriate all or part of the Assets in or towards discharge of all Liabilities. For this purpose, the parties agree that the value of the appropriated Assets shall be (as applicable):

26.5.1	the market value of the Assets determined by GS by reference to a public index or by such other process as GS may select, including independent valuation; or

26.5.2	the amount of the Assets constituting cash, together with any accrued by unposted interest that is paid in relation to such cash, at the time the right of appropriation is exercised.

The parties further agree that the method of valuation provided for in this clause shall constitute a commercially reasonable method of valuation.

26.6

Where GS so exercises the power of sale as contained in Clause 1.4 of Section 4 of Part B (Custody Services) above, the price obtained by GS shall be no less than the best price that would have been reasonably obtainable had GS sold Custody Assets to an independent buyer dealing with GS at arm’s length. GS shall on request provide you with evidence showing compliance with this Clause 1.6;

26.7

GS may give up, deal with, vary, exchange or abstain from perfecting or enforcing any other security at any time and discharge any party thereto, and realise the same as GS thinks fit without in any way affecting or prejudicing the Security Interest.

26.8

For the purpose of perfecting or enforcing the Security Interest: (i) if GS so requests at any time or times, you shall promptly execute and sign all such transfers, assignments, powers of attorney, further assurances or other documents and do all such other acts and things as may reasonably be required to vest or to realise the Security Interest or any of it in GS or to the order of GS or to a purchaser or transferee to perfect or preserve the rights and interests of GS in respect of the Security Interest (including, without limitation, the institution and conduct of legal proceedings) or for the exercise by GS of all or any of the powers, authorities and discretions conferred on GS by the Agreement; and (ii) you hereby irrevocably authorise GS on its behalf and in its name or otherwise to take the actions specified in (i). In respect of any obligations owed to an Affiliate of GS where GS is Custodian or Sub-Custodian of the Assets in the Account, GS holds the benefit of the Security Interest as trustee for such Affiliate. In enforcing its rights hereunder, GS may act in its discretion and without regard to any tax or other consequences that you may face as a result of such actions.

26.9

At your request, GS may, in its sole and absolute discretion, permit you to dispose of or otherwise deal with any of the Assets. You (or Your Underlying Client, where applicable) shall not otherwise be entitled to dispose of or otherwise deal with any of the Assets. If at any time GS consents to such disposition or dealing, that consent shall in no way constitute a waiver of GS’ right to refuse to give its consent to any other request.

Section 5: Dormant Accounts

Custody Assets

27.

In circumstances where GS holds Custody Assets for you, and (a) in the twelve years preceding the divestment of those Custody Assets we have not received instructions relating to any Custody Assets from you or on your behalf; and (b) we have been unable to contact you having taken reasonable steps in accordance with the FCA Rules to trace you and return Custody Assets, we shall cease to treat such assets as Custody Assets, and you consent to GS in its sole discretion, deciding to (i) liquidate any unclaimed Custody Asset at market value, and pay the proceeds, or (ii) transfer any such unclaimed Custody Assets, in either case to a registered charity of GS’ choice. In such circumstances, GS (or an Affiliate of GS) unconditionally undertakes to pay you a sum equal to the value of the Custody Assets at the time they were liquidated or transferred to charity in the event that you seek to claim the Custody Assets in future.

Client Money

You (or Your Underlying Client, where applicable) agree that GS may decide to pay away to a registered charity of its choice any Client Money balances:

27.1

where there has been no movement on such balances for a period of six years (disregarding any payments or receipts of charges, interest or similar items) and GS has been unable to contact you, having taken reasonable steps to trace you and return the Client Money, in which case GS shall not be obliged to treat such balances as Client Money. GS (or an Affiliate of GS)

will comply with any requirement under the FCA Rules and any equivalent rules implemented in accordance with MiFID II to unconditionally undertake to pay to you a sum equal to the relevant Client Money balances paid away in the event that you seek to claim the Client Money balances; or

27.2

if the aggregate balance of the Client Money GS holds for you is GBP 100 or less, in which case such money shall cease to be Client Money, where (a) there has been no movement on such balance for six years (disregarding any payments or receipts of charges, interest or similar items); and (b) GS has made at least one attempt to contact you to return the balance to you using the most up-to-date contact details GS has for you, and you have not responded to such communication within 28 days of such communication having been made.

28.

Except in respect of de minimis sums, you agree that GS may in connection with the transfer of all or part of the business of GS transfer Client Money balances, provided that (a) the sums transferred will be held for you by the person to whom they are transferred in accordance with the FCA Rules and any equivalent rules implemented in accordance with MiFID II; or (b) if not held in accordance with (a), GS will exercise all due skill, care and diligence in assessing whether the person to whom the Client Money is transferred will apply adequate measures to protect these sums. For the purposes of this clause, de minimis sums shall mean GBP 100 or less.

Section 6: Termination

29.

Where the Agreement is terminated for any reason, you agree and acknowledge that on or prior to the relevant termination date specified in any written notice to you at your last known address, you shall give instructions to GS as to the payment of Client Money and delivery of Custody Assets, and whether the Client Money should be paid to you and Custody Assets delivered to you or a third party on your behalf. You (or Your Underlying Client, where applicable) agree to pay all fees and charges that may be incurred in respect of the transfer of Custody Assets and Client Money and that upon such disposal by GS such assets shall cease to be Custody Assets and Client Money. You (or Your Underlying Client, where applicable) also agree that in the event that you fail to provide GS with any such instructions within 30 Business Days of the relevant termination date, GS shall have the right to realise Custody Assets and to return the proceeds of sale (net of any fees and charges incurred in respect of such realisation) to you. Where GS exercises such power of sale by executing transactions or transmitting orders to other entities for execution, GS shall comply with its Execution Policy. GS shall not be obliged to provide you with any reminder as to its rights under this clause in the event of any termination of the Agreement.

Section 7: Client Asset Statements

30.

Unless otherwise agreed and in accordance with Applicable Law, where GS holds Assets for you, GS shall provide you with periodic statements in respect of your Assets. These statements shall be provided as often as is required on a periodic basis by the FCA Rules and any equivalent rules implemented in accordance with MiFID II, but at least on a quarterly basis, or otherwise as you and GS may from time to time agree. You (or Your Underlying Client, where applicable) may request information on the Assets that GS holds for you at any time. Where you request statements more frequently than is required under the FCA Rules and any equivalent rules implemented in accordance with MiFID II, GS may charge a commercially reasonable cost for the provision of the additional statements.

31.

In computing the Market Value of the Account, each Custody Asset which is an investment listed, quoted or regularly dealt in, on an exchange shall be valued on the basis of reported transactions on such exchange (or if more than one, such exchange as GS may determine to be the principal such exchange). Custody Assets which are listed investments not regularly traded, or unlisted positions, or any positions for which an exchange valuation would not provide a fair and accurate valuation in the opinion of GS, shall be valued in such manner as determined in good faith by GS to reflect their fair Market Value. Prevailing exchange rates shall be applied in valuing holdings in foreign currency. Values quoted are indicative and not guaranteed as realisable.

32.

Subject always to the obligations of GS under Applicable Law, you and GS may from time to time agree to the specific form, content and process for the provision of account statements and reports to you.

33.

If you request GS to reflect positions that you hold at another broker-dealer or at a bank or other custodian on your GS Account statement, GS may report these positions to you as a courtesy based upon information provided by you and/or your Custodian. You (or Your Underlying Client, where applicable) agree, however, that where GS provides this Service in its discretion, GS makes no representation whatsoever to you concerning the accuracy of this information, and, in particular, the accuracy of the valuations reflected for these positions and your ability to liquidate them or obtain the stated values upon liquidation. To the extent that any reports or results of any analytic tools or similar service provided by GS to you are dependent upon information about positions held away, you agree that such reports or results or other service will depend upon the accuracy, timeliness and completeness of the information provided to GS, for which you or the third party remain solely responsible.

34.

Statements of the Account shall be conclusive (save in the case of manifest error) if not objected to in writing within ten (10) Business Days after you are deemed to have received those statements either by mail or otherwise. Communications mailed, electronically transmitted or otherwise sent to you at the address specified in GS’ records shall be deemed to have been received by you when sent to the relevant address and you waive all claims resulting from failure to receive such communications. For this purpose, GS shall have ten (10) business days to update its records after GS has received notice in writing of a different address.

Part C—Interpretation and Definitions

1.	Interpretation

In the Agreement:

1.1	Unless otherwise defined in the Agreement, or the context requires otherwise, terms used in the Agreement shall have the same meaning as in Applicable Law.

1.2

References to statutory provisions, regulations, notices or Applicable Law shall include those provisions, regulations, notices or laws as amended, extended, consolidated, substituted or re-enacted from time to time.

1.3	References to the Agreement shall be to the Agreement as it may be amended from time to time.

1.4	Unless the context requires otherwise, words importing the singular shall be deemed to include the plural and vice versa.

1.5	Clause, or paragraph, headings are for guidance only and shall not affect the interpretation of the Agreement.

1.6

Defined words used in any component document of the Agreement shall have the same meaning as set forth below unless they are expressly defined differently (in which case the definitions in such document shall apply).

1.7	No rule of construction (including the contra preferentem rule) will apply in the interpretation of the Agreement to the disadvantage of GS on the basis that GS put forward or drafted the Agreement.

As of the end of the transitional period in relation to the UK’s departure from the EU and the EEA (“Brexit Date”), in relation to the UK Goldman Sachs entities and branches which may provide Services to you under these Terms, references in these Terms to provisions of EU law and regulation shall be read as references to those provisions as implemented into UK domestic law and regulation.

2.	Definitions

In the Agreement:

“Account” means each cash and custody account, at GS or its agents, Affiliates or nominees that is established pursuant to the Agreement in Your name.

“Act of Insolvency” means, in relation to an entity, where such entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes, or has instituted against it a proceeding seeking a judgement of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(g)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets;

(h)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (g) above (inclusive); or

(i)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Affiliate” means any entity controlled, directly or indirectly by GS, any entity that controls, directly or indirectly, GS, or any entity directly or indirectly under common control with GS.

“Agreement” means the custody agreement governed by these Terms.

Applicable Law” means:

(a)	the rules of a relevant regulatory authority as applicable;

(b)	the rules and policies of any relevant Trading Venue, any other trading platform, execution venue, CCP and regulatory and/or self-regulatory organisation; and

(c)

in respect of each party, all other laws, rules, regulations and orders of governmental bodies or regulatory agencies, applicable to such party as in relation to the Services under the Agreement, and orders of any court or arbitrator in proceedings to which a party is a party or to which it or its assets are subject.

“Assets” means Custody Assets and the proceeds thereof, in each case held in or in connection with the Account, including assets held or administered by GS or any of its Affiliates in or for any of your current or future Accounts or any account in which you may have an interest, and regardless of the purpose for which the Assets are so held, carried, maintained, possessed or controlled.

“Best Execution” means, in relation to the execution of a Transaction or the reception and transmission of orders, where applicable, the best possible result for you determined in accordance with GS’ Execution Policy.

“BHC Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” means a day:

(a)

on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the same currency as the payment obligation that is payable on or calculated by reference to that date in London;

(b)

on which TARGET (the Trans-European Automated Real-time Gross settlement Express Transfer system or any successor to such system) is open, if the currency of the payment obligation that is payable on or calculated by reference to that date is the euro.

“CCP” means an entity authorised by the relevant regulatory authority to act as a central counterparty or clearing house.

“Client Money” means any money that GS receives from you or holds for or on your behalf subject to the FCA Rules or any equivalent rules implemented in accordance with MiFID II.

“Code” means the Internal Revenue Code of 1986 (United States of America).

“Connected Person” means, in relation to GS or any Affiliate, a person connected with GS or such Affiliate, including (without limitation):

(a)	a director, partner or equivalent, manager or appointed representative (or where applicable, tied agent) of GS or any Affiliate;

(b)	a director, partner or equivalent, or manager of any appointed representative (or where applicable, tied agent) of GS or any Affiliate;

(c)

an employee of GS or any Affiliate or an appointed representative (or where applicable, tied agent) of GS or any Affiliate, as well as any other natural person whose services are placed at the disposal and under the control of GS or any Affiliate or a tied agent of GS or any Affiliate and who is involved in the provision by GS or any Affiliate of regulated activities;

(d)

a natural person who is involved in the provision of services to GS or any Affiliate or an appointed representative (or where applicable, tied agent) of GS or any Affiliate under an outsourcing arrangement for the purpose of the provision by GS or any Affiliate of regulated activities; and

(e)	any person (including a corporation, body corporate, association or partnership) directly or indirectly linked by control to GS or any Affiliate.

“Consents” mean any express consents you have given in relation to specific provisions of the Terms for the purposes of Applicable Law.

“Covered Affiliate” means a BHC Affiliate of GS.

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of your obligations or the obligations of GS under or with respect to a QFC, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Custodian” means the person you have designated to safeguard and administer your assets.

“Custody Assets” means non-cash assets that GS, or any Affiliate or Sub-Custodian, has agreed with you to take custody of and for the avoidance of doubt shall include c delivered to GS or as directed by GS. Where you are acting as agent on behalf of an Underlying Client, any reference to the Custody Assets shall be to the Custody Assets held for the account of that Underlying Client.

“EEA” means the European Economic Area, currently comprising the member states of the EU and Iceland, Liechtenstein and Norway and any other states forming part of the European Economic Area from time to time.

“Eligible Counterparty” has the meaning given to it in the rules of the relevant regulatory authority.

“ERISA” means the Employee Retirement Income Security Act of 1974 (United States of America).

“EU” means the European Union.

“Event of Default” means any of the events specified in Clause 13.1 of Part A (General Conditions) of these Terms.

“Equivalent” or “Equivalent to”, in relation to any assets, or other investments, means securities, cash or other property of an identical type, nominal value, description and amount to those assets or other investments and such term shall include the certificates and other documents of or evidencing title and transfer in respect of the foregoing (as appropriate). If and to the extent that such assets or other investments comprise securities that are partly paid or have been converted, subdivided, consolidated, redeemed, made the subject of a takeover, rights of pre-emption, rights to receive securities or a certificate that may at a future date be exchanged for securities, capitalisation issue, rights issue or event similar to any of the foregoing, subject to any withholding suffered by GS, the expression shall have the following meaning:

(f)	in the case of a call on partly paid securities, the securities with such call paid up but you shall be liable to reimburse GS for the amount of such call;

(g)	in the case of conversion, subdivision or consolidation, the securities into which the assets, Collateral or other investments have been converted, subdivided or consolidated;

(h)	in the case of redemption, a sum of money equivalent to the proceeds of the redemption;

(i)	in the case of a takeover, the consideration received in respect of those securities;

(j)	in the case of capitalisation issue, securities equivalent to the assets or other investments (as the case may be), together with the securities allotted by way of a bonus thereon;

(k)	in the case of a rights issue, securities equivalent to the assets or other investments (as the case may be), together with the securities allotted thereon;

(l)

if a payment or a delivery of income is made in respect of the assets or other investments (as the case may be) in the form of securities or a certificate which may at a future date be exchanged for securities or in the event of an option to take income in the form of securities or a certificate which may at a future date be exchanged for securities, securities equivalent to the assets other investments (as the case may be), together with securities or a certificate equivalent to those allotted; and

(m)

in the case of any event similar to any of the foregoing, securities equivalent to the assets    or other investments (as the case may be), together with or replaced by a sum of money or securities equivalent to that received in respect of the assets or other investments resulting from such event, provided that, in the case of a call on securities, rights issue or any other circumstance in which GS makes a payment in respect of such securities, You shall indemnify GS for such payment.

“EU”	means the European Union.

“Execution Policy” means GS’ policy for complying with its obligations to obtain Best Execution (as amended from time to time).

“FCA” means the Financial Conduct Authority, whose registered office is at 12 Endeavour Square, London, E20 1JN UK or any successor entity.

“FCA Rules” means the Handbook issued by the FCA.

“Financial Instrument” has the meaning given to it the rules of the relevant regulatory authority.

“Good Deliverable Form” means freely transferable, properly endorsed, registered and fully negotiable.

“GS” has the meaning given to it in Paragraph I of the Introduction to these Terms.

“Indebtedness” means, on any day, the aggregate (as determined by GS acting in a commercially reasonable manner) of all moneys, debts, liabilities and obligations, whether present or future, actual or contingent, which are owed by You to GS and its Affiliates under the Agreement or any other agreement with GS to which You are a party.

“Information” means all non-public information related to You or the Account, or Your employees, officers, directors, investment managers, trustees, partners or other related, connected or affiliated persons, which comes into GS’ possession during the course of its relationship with You, including any such information (even if public) which constitutes Personal Data.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018.

“LCIA Rules” has the meaning given to it in Clause 22.5 of Part A (General Conditions) of these Terms.

“Liabilities” means the sum of the Indebtedness, the sum of all other obligations owed by You to GS and its Affiliates, and any costs, funding breakage costs, taxes and expenses (including, without limitation, reasonable legal fees and any shortfall suffered as a result of obtaining a judgement or arbitration award in a foreign currency) that GS or its Affiliates have reasonably incurred in enforcing or maintaining any of their rights.

“Losses” means expenses, losses, damages, liabilities, demands, charges, costs, actions and claims of any kind or nature whatsoever and expenses relating to investigating or defending any such demands, charges or claims.

“Market Value” means such price for an investment as is equal to the official market closing price on the previous Business Day as derived by GS in a reasonable manner from a reputable pricing information service. If in GS’ reasonable judgement such price does not reflect the market value or no such prices are available then GS shall determine in good faith the market value using whatever pricing sources or other indications of value it reasonably considers to be an appropriate indication of the current market price of the relevant investment.

“MiFID II” means the European Union Markets in Financial Instruments Directive (2014/65/EU).

“Non-US Funds” means:

(n)	funds not organised or incorporated under the laws of the United States of America and not engaged in a trade or business in the United States of America for U.S. federal income tax purposes; or

(o)

funds not organised or incorporated under the laws of the United States of America substantially all of the outstanding voting securities of which are beneficially owned by the persons described in (a) or by natural persons who are not residents of the United States of America.

“Non-US Securities” means:

(p)	securities (including convertible and other debt securities) issued by an issuer not organised or incorporated in the United States of America; or

(q)

debt securities, including convertible debt securities, issued by an issuer organised or incorporated in the United States of America in connection with a distribution conducted outside the United States of America in reliance on Regulation S under the Securities Act of 1933 (United States of America); for

the purpose of determining whether the status of OTC derivative instruments are Non-US Securities reference should be made to the underlying instrument.

“Personal Data” means any information relating to an identified or identifiable natural person as those terms are defined in and interpreted in accordance with (a) any applicable laws implementing the European Data Protection Directive 95/46/EC including the UK Data Protection Act 1998 (DPA); or (b) by any laws which replace, repeal or supersede those laws referred to in (a), including, without limitation, the General Data Protection Regulation (EU) 2016/679 (GDPR) as amended from time to time.

“Personnel” means employees, partners, officers and directors.

The “PRA” means the Prudential Regulation Authority, whose registered office is at 8 Lothbury, London, UK EC2R 7HH or any successor entity.

“Proceedings” has the meaning given to in Clause 22 of Part A (General Conditions) of these Terms.

“Professional Client” has the meaning given to it in the rules of the relevant regulatory authority.

“QFC” has the meaning assigned to the term “qualified financial contract” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”). All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to GS to the particular QFC Stay Rule(s) applicable to it.

“Redelivered Collateral” has the meaning given to it in Part B (Custody Services) of these Terms.

“Regulation X” means Regulation X issued by the Board of Governors of the Federal Reserve System of the United States of America under the Securities Exchange Act of 1934 (12 CFR Part 224, United States of America).

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers.

“Relevant Underlying Client” has the meaning given to it in Clause 13 of Part A (General Conditions) of these Terms.

“Retail Client” has the meaning given to it in the rules of the relevant regulatory authority.

“Security Interest” means the security interest created by Part B (Custody Services) of these Terms.

“Services” means the services provided to you by GS under these Terms including safe custody.

“Sub-Custodian” means a sub-custodian appointed by a Custodian, which may include an Affiliate.”Supplemental Disclosures” means the supplemental disclosures provided to you on or about the date of these Terms.

“Terms” has the meaning given to it in the Execution page to this Agreement.

“Third Party Beneficiary” means for the purposes of Clause 18 of Part A (General Conditions) and Clause 10 of Part A (General Conditions) of these Terms any Affiliates, any third party providing GS with all or part of the Services, or any partner, director, officer, employee or agent of GS or of any Affiliate of GS, in each case whether present or future.

“Trading Venue” has the meaning given to it in the rules of the relevant regulatory authority.

“Transaction” means any transaction which may be executed by GS as custodian in connection to the provision of the Services.

“UK” means the United Kingdom

“Unaffiliated Custodian” means a custodian designated by you who is not an Affiliate of GS.

“Unaffiliated Sub-Custodian” means a Sub-Custodian who is not an Affiliate of GSBE.”Underlying Client” means, where You are an investment manager, investment advisor or otherwise act as agent on behalf of an underlying fund or customer the identity of which has been disclosed to GS, such underlying fund or customer.

“United States Person” has the meaning given to it in Regulation X, to include a person which is organised or exists under the laws of any state of the United States of America or, in the case of a natural person, a citizen or resident of the United States of America; a domestic estate; or a trust in which one or more of the foregoing persons has a cumulative direct or indirect beneficial interest in excess of 50 per centum of the value of the trust.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“you” means You or, where GS has agreed that you are acting as agent on behalf of one or more Underlying Clients, Your Underlying Client(s) and the term “your” and other related terms shall be construed accordingly.

“You” means each natural person or legal entity identified by GS as the client of GS in relation to any documentation filled out or supplied when the Account is opened and by whom, or on whose behalf, the Agreement has been entered into and the term “Your” and other related terms shall be construed accordingly. Where this term is used at the beginning of a sentence, it shall be as defined, unless otherwise clarified, as meaning “You and/or Your under Underlying Client, where applicable”.